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                                                               EXHIBIT 21.0

                                     LIST OF SUBSIDIARIES


A) ORIENTAL BANK AND TRUST - an insured nonmember commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

    SUBSIDIARIES OF ORIENTAL BANK AND TRUST:

    1. Eastern Services Corporation - a corporation organized and existing under the laws of the Commonwealth of Puerto Rico

    2. Eastern Funding Corporation - a corporation organized and existing under the laws of the Commonwealth of Puerto Rico.

    3. Oriental Mortgage Corporation - a mortgage banker organized and existing under the laws of the Commonwealth of Puerto Rico.

B) ORIENTAL FINANCIAL SERVICES CORP. - a registered broker-dealer organized and existing under the laws of the Commonwealth of Puerto Rico.

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